SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 9, 2012 (April 3, 2012)

Tri-Valley Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-31852	94-1585250
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4927 Calloway Drive
Bakersfield, California 93312
(Address of principal executive office)

Issuer's telephone number:  661-864-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On April 3, 2012, Mr. G. Thomas Gamble, through a related trust, loaned Tri-Valley Corporation (the “Company”) $1,500,000, bearing simple interest at 14% per annum and due on April 30, 2013 (the “Additional Note”), on the express condition that the Additional Note would be combined with the Senior Secured Note issued to Mr. Gamble’s trust on March 30, 2012. The Corporation’s obligations under the Additional Note will be secured by the same collateral that currently secures the Senior Secured Note.  A summary of such collateral was set forth in the Company’s Current Report on Form 8-K dated April 5, 2012, which summary is incorporated herein by this reference.

The Company also agreed to issue Mr. Gamble’s trust an additional warrant to purchase 1,365,000 shares of Common Stock (the “Additional Warrant”), at an exercise price per share equal to the closing price of the Common Stock on the last trading day prior to issuance, plus $0.01, subject to approval of the application to NYSE Amex for the listing of the shares of Common Stock underlying the Additional Warrant.  Once issued, the Additional Warrant will be exercisable for a period of five (5) years from the date of issuance.

The Company used the proceeds from the additional $1.5 million loan to settle its pending litigation with the plaintiffs in Hansen et al. v. Tri-Valley Corporation et al., No. 56-2010-00373549-CU-OR-VTA, Superior Court, Ventura County, California.  Pursuant to the settlement agreement, the Company agreed to pay the plaintiffs the sum of $1.5 million in return for a mutual release that pertains to all claims asserted in the complaint and a dismissal of the lawsuit with prejudice.

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above with respect to the $1.5 million loan is incorporated by reference into this Item 2.03.

Item 3.02          Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above with respect to the issuance of the Additional Warrant is incorporated by this reference into this Item 3.02.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRI-VALLEY CORPORATION

Date:	April 9, 2012	/s/ Maston N. Cunningham
Maston N. Cunningham, President and Chief Executive Officer